1900 E. 9th Street Cleveland, Ohio 44114
NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
Cleveland, April 15, 2009 — PFGI Capital Corporation announced that a cash payment will be paid on May 18, 2009 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from February 18, 2009 through May 17, 2009, are payable to holders of record on May 1, 2009, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, now a wholly owned banking subsidiary of The PNC Financial Services Group, Inc.
About The PNC Financial Services Group, Inc.
The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services
For further information, please contact:
Fred Solomon
(412) 762-7544